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                                                                   Exhibit 10.3







                                                   As of April 29, 1996


Mr. John L. Barnes, Jr.
31 Old Redding Road
Weston, CT  06883

Dear Jack:

        It is with great pleasure that we hereby confirm your employment as Senior Vice President of Triarc Companies, Inc. ("Triarc"), on the terms and conditions set forth in this letter and in the attached term sheet (the "Employment Term Sheet").

        You will report to the President and Chief Operating Officer of Triarc and your duties will be performed primarily at the corporate headquarters of Triarc in New York, New York. The term of your employment shall continue through April 28, 1999.

        In the event of termination of your employment by Triarc prior to April 28, 1999 without good cause, Triarc shall, (i) within 30 days after the date of such termination, pay to you a lump sum equal to one-half (1/2) your then current base salary that would otherwise have been payable to you through April 28, 1999, (ii) commencing 6 months after the date of termination of your employment, pay to you a sum equal to one-half (1/2) your annual base salary in effect at the date of termination, payable semi-monthly through April 28, 1999, so that the sum of such semi-monthly payments in the aggregate is equal to one-half of the annual base salary you would have received from the date of termination through April 28, 1999 if you had not been so terminated, (iii) continue your health insurance benefits under the terms as an active employee through April 28, 1999, or the first of the month following the acceptance of full-time employment, whichever is earlier, and (iv) each stock option granted to you (a) which has not vested as of the termination date shall vest immediately as of such date and (b) which has vested prior to or as of the termination date must be exercised within the earlier of (i) one year or (ii) the date on which such option expires or be forfeited.

        Your employment with Triarc shall terminate upon your death. In the event of your death during the term of your employment with Triarc, your estate or other legal representative shall be entitled to the following: (i) your then current base salary through the last day of the calendar quarter in which you die, (ii) any earned but unpaid base salary or vacation and (iii) any accrued but unpaid bonus for the immediately preceding fiscal year. Such amounts shall be paid by Triarc in a lump sum, subject to all withholdings, within 30 days of the date of death. If you are unable to perform all or


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substantially  all of your  duties  and  responsibilities  on account of illness
(either physical or mental) or other incapacity, Triarc shall continue to pay you the full amount and benefits provided hereunder for the period of such illness or incapacity; provided, however, that in the event such illness or incapacity continues for a period of longer than 180 consecutive days or for an
aggregate  of  175  days  during  any   consecutive   9-month  period  (each,  a
"disability"), Triarc's Board of Directors shall have the right to terminate your employment by giving you not less than 30 days written notice of Triarc's election to do so. In the event your employment is terminated on account of disability pursuant to this paragraph, you will be entitled to the payments sets forth in the first sentence of this paragraph.

        For the purposes of this agreement, the term "Change in Control" shall mean (i) the acquisition by any person of 50% or more of the combined voting power of Triarc's outstanding securities entitled to vote generally in the election of directors, or (ii) a majority of the Directors of Triarc, being individuals who are not nominated by the Board of Directors of Triarc. Notwithstanding the foregoing, (i) the acquisition of any portion of the combined voting power of Triarc by DWG Acquisition Group, L.P., Nelson Peltz or Peter May, or by any person affiliated with such persons, (ii) the distribution by means of a dividend or otherwise, of voting securities of Triarc or (iii) any sale of securities by Triarc pursuant to a public offering, shall in no event constitute a Change in Control. In the event of a Change in Control, Triarc shall be obligated to employ you as Senior Vice President, and you shall be obligated to accept and continue in employment hereunder as Senior Vice President, pursuant to the terms and conditions of this agreement, until the first anniversary of the Change in Control (the "Termination Date"). You shall have the absolute right to resign as an officer and employee of Triarc, effective as of the Termination Date, by written notice to Triarc given not less than 30 days before the Termination Date and to receive, commencing with the Termination Date, the same payments and other benefits to which you would have been entitled had Triarc terminated your employment without good cause.

        Triarc will indemnify you, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being an officer, director or employee of Triarc or of any subsidiary or affiliate of Triarc.

        For purposes of this agreement "for cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of Triarc or any of its affiliates; (ii) willful material misrepresentation at any time by you to any superior executive officer of Triarc or any of their affiliates; (iii) voluntary termination by you of your employment or failure, refusal or neglect by you to comply with any of your material obligations hereunder or failure by you to comply with a reasonable instruction of any superior officer of Triarc or its Board of Directors, which failure, refusal or neglect, if curable, is not fully and completely cured to the reasonable satisfaction of Triarc as soon as reasonably possible upon written notice to you; (iv) engagement by you in any conduct or the commission by you of any act which is, in the reasonable opinion of Triarc, materially injurious


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or  detrimental  to the  substantial  interest of Triarc;  (v)  conviction  of a felony, whether with respect to your employment or otherwise, under the criminal laws of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of Triarc, which, if not complied with, could have a material adverse effect on the business of Triarc or any of its affiliates; or (vii) any willful failure to comply with Triarc's internal policies regarding insider trading.

        You agree to treat as confidential and not to disclose to anyone other than Triarc and its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of Triarc, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Triarc, its subsidiaries, and affiliated companies, any information of a confidential nature relating in any way to the business of Triarc or its subsidiaries or affiliated companies, or any of their respective direct business customers, unless (i) you are required to disclose such information by requirements of law,
(ii) such  information  is in the public  domain  through no fault of yours,  or
(iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality. You further agree that during the period referred to in the immediately preceding sentence you will refrain from engaging in any conduct or making any statement written or oral which is detrimental to the interests of Triarc, its subsidiaries or any of its affiliates or any of their respective shareholders, directors, officers or employees.

        You agree that in addition to any other remedy provided at law or in equity, (a) Triarc shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provisions of the immediately preceding paragraph, (b) you will indemnify and hold Triarc harmless from and against any and all damages or loss incurred by Triarc or any of its affiliates (including attorneys' fees and expenses) as a result of any such violation; and (c) Triarc's remaining obligations this agreement, if any, shall cease (other than payment of your base salary through the date of such violation and any earned but unpaid vacation or except as may be required by law).

        This agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.



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        If you agree with the terms outlined  above and in the  Employment  Term
Sheet, please date and sign the copy of this letter enclosed for that purpose and return it to us.

        Best regards,

                                   Sincerely,

                                  Peter W. May

                                  Peter W. May
                                  President and
                                  Chief Operating Officer

AGREED TO AND ACCEPTED:



John L. Barnes, Jr.
-----------------------
John L. Barnes, Jr.


As of April 29, 1996





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                                EMPLOYMENT TERM SHEET
                                 JOHN L. BARNES, JR.

        Provision                                   Term
Contract Term               3 years commencing 4/29/96

Title                       Senior Vice President; responsible for C.H.
                            Patrick; CFO of Triarc upon retirement of existing CFO (on or about 8/15/96).

Base Salary                 $300,000/year subject to increase, but not decrease
                            from time to time.

Bonus, etc.                 $200,000  minimum  with  respect  to first 12
                            months. Thereafter to be treated in a manner comparable to other senior executives. Will be eligible to participate in any long or short-term management incentive plan which Triarc shall from time to time provide for its senior executives generally.

Stock                       Options  30,000  shares  in  connection   with  the
                            commencement of employment. Thereafter, awards on basis comparable to other senior executives.

Relocation                  See attachment.

Financial Advisory Services Comparable  to  that  provided  to  other  senior executives of Triarc.

Health, medical, life and
disability insurance,
vacation, pension           Comparable to that provided to other senior
                            executives of Triarc generally.

Home/Office                 Will be  provided  portable  computer  and  docking
                            station,  printer,  monitor,  modem and fax machine
                            for home/office with attendant supplies and service
                            agreements.
Housing Support on
early termination,
non-renewal                If employment is terminated by Triarc without cause
                           or Triarc does not renew contract at end of 3-year term, Triarc will reimburse Executive for any loss on sale of his N.Y. area home (based on difference between Executive's original purchase price and his ultimate sale price within 12 months of termination of employment) up to a maximum of $150,000 and the provisions of the attached relocation policy will be applicable to the Executive's relocation outside of the New York metropolitan area for six months from the date of such termination or non-renewal.

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                      TRIARC COMPANIES, INC. - RELOCATION
          ---------------------------------------------------------------



RELOCATION ALLOWANCE

        Officers will be provided with a relocation allowance payable in one lump sum (as fully taxed) equal to two months salary at the officer's new salary rate upon commencement of work at his or her new location. The purpose of the relocation allowance is to help defray incidental expenses connected with the move for which reimbursement is not provided. Examples of the types of expenses for which the relocation allowance are provided are:

            - additional return home trips and/or additional travel for the spouse beyond the provisions of the moving policy

            - charges for disconnection, reinstallation and/or alterations of draperies, carpets, television antennas, etc.

            -  telephone installation charges and utility deposits

            -  new automobile license plates and registration fees


HOUSE HUNTING TRIPS

        The officer and spouse (excluding children) are authorized three house hunting trips to locate housing in the new location, each trip not to exceed seven days. All reasonable expenses for such trips, including lodging, meals, business class air fare, car rental and car mileage will be reimbursed.



TRANSPORTATION OF HOUSEHOLD GOODS

        Triarc will be financially responsible for the packing, shipping, unloading and insurance of all normal household goods and two personal automobiles.


TRAVEL TO NEW LOCATION

        All expenses associated with travelling from the location of the former residence to the new location will be reimbursed for the officer and family, including business class air fare.




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TEMPORARY LIVING AT NEW LOCATION

        If it becomes necessary for an officer to occupy temporary living quarters during the course of the relocation, reasonable expenses for the actual cost of lodging shall be reimbursed for a period of up to 90 days or Triarc will rent for your use furnished housing for such period.


RESIDENCE SALE


        Triarc will pay approved expenses incurred in selling a principal residence at the old location. Such expenses include:

            - broker's commission (normal and customary) - escrow fees/seller's attorney's fees - recording fees - mortgage satisfaction fee - mortgage prepayment penalty fee - title policy fee
            -  documentary tax stamps and state and local sales transfer taxes


MAINTAINING TWO HOMES

        If an officer purchases a new home prior to selling the present home, and therefore incurs duplicate house carrying expenses (subsequent to the provisions of "Temporary Living at New Location" above), the Company will reimburse the officer on a pro rated basis for the mortgage interest only for a maximum of 60 days.


RESIDENCE PURCHASE

        The officer will be reimbursed for the normal closing costs associated with buying a new house. Such costs shall include those items which by local custom are normally paid by the buyer. Typical costs may include escrow fees, attorney's fees, appraisals, recording fees, state transfer taxes and fee (owner's) title insurance.


TENANT RELOCATION

        If the transferee is a tenant rather than a homeowner, the Company will reimburse the transferee for reasonable expenses incurred in connection with early termination or breaking of the transferee's lease.


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